EXHIBIT 99.1

PREMIERWEST BANCORP

ANNOUNCES FOURTH QUARTER RESULTS

MEDFORD, OREGON—January 24, 2012: PremierWest Bancorp (NASDAQ:PRWT) announced results for the fourth quarter and year ending December 31, 2011, as follows:

For the quarter ended December 31, 2011:

•         Net loss applicable to common shareholders of $4.1 million, after $3.0 million in loan loss provision and net OREO and foreclosed asset expenses of $1.4 million. This compares to a net loss applicable to common shareholders of $706,000 in fourth quarter 2010, with no loan loss provision and net OREO and foreclosed asset expenses of $2.6 million;

•         Net interest margin of 3.95%, an increase of 17 basis points from 3.78% in fourth quarter 2010;

•         Average rate paid on total deposits and borrowings of 0.66%, a 33 basis point decline from 0.99% the same quarter in 2010;

•         Net loan charge-offs of $7.3 million, $6.2 million of which was related to the master settlement reached with the Bank’s largest non-performing loan relationship. This compares to net loan charge-offs of $6.5 million in fourth quarter 2010.

For the year ended December 31, 2011:

•         Net loss applicable to common shareholders of $17.6 million, after $14.4 million in loan loss provision and net OREO and foreclosed asset expenses of $8.6 million. This compares to a net loss applicable to common shareholders of $7.5 million for the year ended 2010, with a $10.1 million loan loss provision and net OREO and foreclosed asset expenses of $6.9 million;

•         Net interest margin of 4.05%, a decrease of 3 basis points from 4.08% for the year ended 2010;

•         Average rate paid on total deposits and borrowings of 0.78%, an 18 basis point decline from 0.96% for the year ended 2010;

•         Net loan charge-offs of $27.2 million, compared to $20.4 million for the year ended 2010;

•         Loans past due 30 – 89 days and still accruing of $2.9 million or 0.40% of total loans, down from $4.2 million or 0.49% at December 31, 2010;

•         Allowance for loan losses of $22.7 million, or 2.84% of gross loans, compared to $35.6 million, or 3.64%, at December 31, 2010.

Management continued to execute strategies that have resulted in further strengthening of the Company, including:

•         Reducing adversely classified loans by 17%, or $32.5 million, during the quarter, to $159.9 million and by $105.5 million, or 40%, from $265.4 million at December 31, 2010;

•         Reducing non-performing assets by 7%, or $7.3 million, during the quarter to $99.1 million, and by $62.6 million, or 39%, from $161.6 million at December 31, 2010;

•         Stability of the Bank’s total risk-based and leverage capital ratios of 13.03% and 8.72%, respectively, as compared to 12.59% and 8.85% at December 31, 2010;

•         Growth in average non-interest bearing demand deposits of $27.9 million during the quarter to $301.5 million, or 26% of total average deposits, up from $273.6 million, or 23% of total average deposits in preceding quarter and $252.0 million, or 20% of total average deposits in fourth quarter 2010.

On January 3, 2012, the Company entered into a master settlement agreement with its largest non-performing loan relationship totaling $28.7 million. This settlement resulted in a charge-off of $6.2 million including a partial write-down of a remaining non-performing loan and a cash settlement in exchange for deeds in lieu of foreclosure and dismissal of lawsuits. The impact on operations of this settlement was reflected in fourth quarter 2011, whereas the Company obtained possession of real property and other collateral on January 11, 2012. In addition, all parties executed a stipulation of dismissal of the lawsuits on January 13, 2012.

The table provided below displays selected asset quality ratios as of December 31, 2011, and those same ratios adjusted for the impact of this settlement, had the collateral and real property been obtained as of December 31, 2011:

	December 31, 2011 Actual	December 31, 2011 Adjusted

Allowance for loan losses to gross loans	2.84%	2.90%
Allowance for loan losses to non-performing loans	29.75%	36.98%
Non-performing loans to gross loans	9.56%	7.83%
Non-performing assets to total assets	7.83%	7.83%

On January 13, 2012, the Company announced it will consolidate 11 branches into existing nearby branches by the end of April 2012. Five of the branches to be consolidated are located in Oregon with the other six branches located in California. The decision to consolidate these branches and the projected reduction in expenses followed an extensive branch network analysis with a focus on reducing expense, improving efficiency, and positively impacting the overall value of the Company. These branches represent less than 10% of the total bank-wide deposits.

James M. Ford, PremierWest’s President & Chief Executive Officer, remarked, “This current quarter’s results demonstrated our ability to continue to make progress in reducing problem assets. Our net loss was up from the same quarter in 2010, primarily due to increased credit resolution costs, however capital ratios remained stable. Even though difficult economic conditions persist, we continue to accomplish solid reductions in non-performing and adversely classified loans. These reductions are a result of upgrades in credit quality, repayments and the return to performing status for a number of borrowing relationships. Per our plans to diversify our loan portfolio mix, we continue to achieve reductions in commercial real estate (CRE) and acquisition, development and construction (ADC) loan balances. This quarter represents the fifth consecutive period of such declines. I am pleased that we reached a settlement with our largest non-performing borrowing relationship earlier this month. This will enable the Bank to expedite resolution of this problem relationship through direct control over the collateral securing these loans.

“Despite a significant decline in interest rates due to on-going international and domestic economic uncertainty, our net interest margin continued to display resiliency during this past quarter. This was accomplished in part by additional growth in non-interest bearing deposits through new customer acquisition and expansion of existing client relationships while reducing our higher-cost certificates of deposits,” explained Ford. “Unfortunately, loan demand remains marginal due to the continued sluggish economy. Therefore, the balance sheet is being managed by building our investment portfolio in order achieve higher returns than holding cash and cash equivalents while retaining liquidity to respond when loan demand improves. The investment portfolio consists of relatively higher-yielding, high quality federal government agency and municipal securities for increased earnings.”

In closing, Ford commented, “While we made additional progress in a number of areas this quarter, we know we have work to do. In addition to our efforts to continue to reduce problem assets, we have the large task of completing the branch consolidations over the next several months. I am grateful for the unfailing commitment of our employees for the significant progress we have made during this difficult economic environment. I am also thankful for the shareholders’ support as we continue our progress through this challenging business climate.”

ASSET QUALITY

At December 31, 2011, the Company had $159.9 million in adversely classified loans. This compares favorably to $192.4 million and $265.4 million at September 30, 2011 and December 31, 2010, respectively. Adversely classified loans have declined for five consecutive quarters and were down 16.9% from September 30, 2011 and 39.7% from December 31, 2010.

Included in adversely classified loans at December 31, 2011, were non-performing loans of $75.9 million, compared to $78.2 million, at September 30, 2011, and $129.6 million, at December 31, 2010. Non-performing loans have declined for five consecutive quarters and were down 3.0% from September 30, 2011 and 41.2% from December 31, 2010. Reductions in non-performing loans occurred primarily in the commercial real estate loan category. Of those loans currently designated as non-performing, approximately $31.5 million, or 41.4% are current as to payment of principal and interest.

The Company monitors delinquencies, defined as loans on accruing status 30-89 days past due, as an indicator of future non-performing assets. Total delinquencies were $2.9 million, or 0.40% of gross loans, at December 31, 2011, up from $1.2 million, or 0.16%, at September 30, 2011, and a reduction from $4.2 million, or 0.49%, at December 31, 2010.

For the quarter ended December 31, 2011, total net loan charge-offs were $7.3 million compared to $6.5 million in the quarter ended September 30, 2011, and $6.5 million in the quarter ended December 31, 2010. The net charge-offs in the current period were concentrated in the construction and land development and non-owner occupied commercial real estate loan categories and were primarily associated with the master settlement with the Bank’s largest non-performing loan relationship. The ratio of net loan charge-offs to average gross loans (annualized) for the current quarter was 3.50% compared to 2.95% in the previous quarter and 2.56% in the quarter one year ago. Quarterly average gross loans in the current period were 5.7% lower than the previous quarter and 18.5% lower as compared to the same quarter in 2010.

Reductions in non-performing loans were largely due to the Company taking ownership of additional residential and commercial properties related to loans which previously were on nonaccrual status, nonaccrual loan payoffs, charge-offs, and the return of loans to performing status.

The Company’s allowance for credit losses continues to decline in concert with the reduction in adversely classified loans, loan delinquencies and other relevant credit metrics. With the reduction in net charge-offs and change in the loan portfolio composition over the past several years, loss factors used in management’s estimates to establish reserve levels have declined commensurately. During the current period, $3.0 million was provided to the allowance for credit losses down from the amount in the third quarter of 2011 and up from the fourth quarter of 2010.

While loan net charge-offs in the current quarter increased versus the third quarter of 2011, the overall risk profile of the Company’s loan portfolio continues to improve, as stated above. The provision for credit losses was $14.4 million for the twelve months ended December 31, 2011, compared to $10.1 million in the same period last year. The trend of future provision for credit losses will depend primarily on economic conditions, level of adversely-classified assets, and changes in collateral values.

At December 31, 2011, total non-performing assets were down compared to December 31, 2010. Non-performing assets and non-performing loans have also declined compared to December 31, 2010, in terms of percentage of total assets and loans, respectively. The amount of additions to non-performing assets has slowed during 2011 versus the prior year. This is due to the positive impact of business improvement plans implemented by a number of borrowers in response to the current economic downturn.

The Company has remained focused on OREO property disposition activities. While sales were down compared to the prior year, current period sales were higher than the same period last year. The largest balances in the OREO portfolio at December 31, 2011, were attributable to residential and commercial site development projects, followed by income producing properties, all of which are located within the regions in which we operate. The total number of OREO property units has decreased during the quarter.

LOANS AND DEPOSITS

The Bank’s total loan portfolio declined from December 31, 2010, reflecting the continued challenges in the local and national economy. As a result, commercial, real estate construction, and commercial & industrial loan balances declined from year end. Loan totals have also declined because the Company exited a number of higher risk rated loan relationships over the past year which contributed to the contraction in the commercial real estate loan category over the same period.

Interest and fees earned on our loan portfolio are our primary source of revenue. Our ability to achieve loan growth will be dependent on many factors, including the effects of competition, economic conditions in our markets, retention of key personnel and valued customers, and our ability to close loans in the pipeline.

The Company manages new commercial, including agricultural, loan origination volume using concentration limits that establish maximum exposure levels by designated industry segment, real estate product types, geography, and single borrower limits. We expect the commercial loan portfolio to be an important contributor to growth in future revenues as we continue to seek to limit our exposure to construction and development and commercial real estate.

Fourth quarter 2011 average total deposits declined 10.1% from the same quarter in 2010. This decrease was mainly due to the decision to continue to reduce higher cost time deposit balances. Total average time deposits declined 21.2% from the same quarter last year. Time deposits declined as a percentage of the Company’s average total deposits in the most recent quarter versus the same quarter last year. The combination of the Company’s efforts to reduce higher-cost time deposits and recent deposit pricing strategies to lower interest rates in concert with market conditions has helped reduce the average rate paid on total deposits in fourth quarter 2011, down significantly from the same quarter in 2010.

Total brokered deposits were $241,000, compared to $742,000 at December 31, 2010. Brokered deposits are currently not being replaced as they mature.

NET INTEREST INCOME

Net interest income for the quarter ended December 31, 2011 declined from the same quarter in 2010. Similarly, net interest income for twelve months ended December 31, 2011, was down as compared to the prior year. This is primarily due to a decline in average interest earning assets during these periods as part of the company’s deleveraging strategy. Correspondingly, average interest bearing liabilities decreased during these same periods. Changes in the balance sheet mix also contributed to declines in net interest income during these periods. Loan balances have declined through payoffs and charge-offs. Investment securities have grown as a proportion of the balance sheet with loan demand continuing to be weak due to the economic slowdown. As such, lower yielding investment securities, which typically generate a lower yield than loans, comprise a higher percentage of the Bank’s earning assets.

Net interest margin for the fourth quarter 2011 increased as compared to the fourth quarter 2010, predominantly due to a lower cost of interest bearing deposits. The spread between the yield earned on loans and rate paid on interest bearing deposits improved year-over-year despite the decline in higher yielding loan balances as a proportion of average earning assets. The improvement in yields on investment securities also contributed to the increase in net interest margin between the periods. Net interest margin for the fourth quarter 2011 decreased as compared to the third quarter 2011, predominantly due to a one-time premium amortization adjustment made to more properly reflect the expected life of a type of securities. This adjustment resulted in a 26 basis point decline in the yield on investment securities and an 8 basis point decline in net interest margin during the quarter. The decline in costs of interest-bearing liabilities was more than offset by the decrease in yield on earning assets, primarily loans. This is a result of lower yields currently available in the market due to the recent decline in mid-term interest rates, particularly during the last several months of the year.

NON-INTEREST INCOME

Non-interest income for the quarter ended December 31, 2011, was down compared to the fourth quarter of 2010. Service charge income on deposit accounts declined due to a reduction in the amount of non-sufficient check items from the same period in 2010. In addition, gains on sales of securities declined as compared to the fourth quarter of 2010. The Company’s plan to reduce the proportion of lower yielding cash-equivalent investments and increase the proportion of relatively higher-yielding federal government guaranteed and municipal securities had been completed by the current period. Investment brokerage fee income fell in the fourth quarter of 2011 versus the fourth quarter of 2010 on reduced sales volume in part due to significant volatility in the equity markets related to international economic uncertainty and the August 2011 downgrade of the credit rating of the federal government. Finally, other income declined as compared to the fourth quarter of 2010 due to the occurrence of a one-time gain on death benefit from bank-owned life insurance in the fourth quarter of 2010.

Non-interest income for the twelve months ended December 31, 2011 was relatively unchanged as compared to the same period in 2010. Increases in non-interest income were partially due to gains on sales of securities in order to execute the portfolio strategy mentioned above. In addition, investment brokerage fee income grew from increased sales of investment products in a period of historically low deposit interest rates. This was offset by declines in the one-time gain on death-benefit from bank-owned life insurance and in deposit account service charge income as compared to the previous period.

In November 2010 the Federal Deposit Insurance Corporation ("FDIC") issued mandates on overdraft payment programs applicable to its supervised institutions, including the Bank. These restrictions were effective July 1, 2011. The Bank began implementing changes to its overdraft payment program in the second quarter of 2011 to comply with the FDIC's mandates. The Company believes these mandates have adversely affected non-interest income.

NON-INTEREST EXPENSE

Non-interest expense for the three months ended December 31, 2011 declined compared to fourth quarter 2010. Salaries and employee benefits expense decreased due to a reduction in loan workout personnel to reflect the decline in problem assets. Personnel reductions were also affected in loan production staff in response to soft loan demand due to the current economic downturn. Reductions in branch personnel were also made to correspond to the continued growth in use of non-branch channels by customers to access banking services. Total costs associated with OREO and related third-party loan expenses declined. This was due to a reduction in expenses to maintain these properties and an increase in gains on sale of OREO. In addition, the Company’s FDIC insurance premium expense declined from the fourth quarter in 2010 as a result of a change in assessment methodology beginning in 2011 and lower average deposit balances as part of the planned deleveraging of the Bank.

Non-interest expense for the twelve months ended December 31, 2011 declined compared to the same period in 2010. The decrease was primarily due to reductions in salary and employee benefits and FDIC insurance premium expense as compared to the same period in 2010 for the same reasons stated above. This decrease was partially offset by larger dollar amounts of OREO write downs to current market value and expenses incurred to sell and maintain these properties. We expect our non-interest expense will continue to be affected by expenses associated with elevated levels of non-performing assets.

CAPITAL

PremierWest Bank has met the quantitative thresholds to be considered “Well-Capitalized” under published regulatory standards for total risk-based capital and Tier 1 risk-based capital at December 31, 2011, with ratios of 13.03 percent and 11.77 percent, respectively. However, we continue to be subject to the terms of the Consent Order with the FDIC and have not yet reached the 10.00 percent leverage ratio required by the Consent Order. As such, we are not considered “Well-Capitalized” for all regulatory ratios.

			Regulatory	Regulatory
	December 31,	December 31,	Minimum to be	Minimum to be
	2011	2010	“Adequately Capitalized”	“Well-Capitalized”
			greater than or equal to	greater than or equal to

Total risk-based capital ratio	13.03%	12.59%	8.00%	10.00%
Tier 1 risk-based capital ratio	11.77%	11.31%	4.00%	6.00%
Leverage ratio	8.72%	8.85%	4.00%	5.00%

ABOUT PREMIERWEST BANCORP

PremierWest Bancorp (NASDAQ: PRWT) is a bank holding company headquartered in Medford, Oregon, and operates primarily through its subsidiary, PremierWest Bank. PremierWest Bank offers expanded banking-related services through two subsidiaries, Premier Finance Company and PremierWest Investment Services, Inc.

PremierWest Bank was created following the merger of the Bank of Southern Oregon and Douglas National Bank in May 2000. In April 2001, PremierWest Bancorp acquired Timberline Bancshares, Inc. and its wholly-owned subsidiary, Timberline Community Bank, with eight branch offices located in Siskiyou County in northern California. In January 2004, PremierWest acquired Mid Valley Bank with five branch offices located in the northern California counties of Shasta, Tehama and Butte. In January 2008, PremierWest acquired Stockmans Financial Group, and its wholly-owned subsidiary, Stockmans Bank, with five full service banking offices in the Sacramento, California area. During the last several years, PremierWest expanded into Klamath Falls and the Central Oregon communities of Bend and Redmond, and into Nevada, Yolo and Butte counties in California.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders. These statements are necessarily subject to risk and uncertainty and actual results could differ materially due to certain risk factors, including those set forth from time to time in PremierWest’s filings with the SEC, and risks that we are unable to increase capital levels as planned or effectively implement asset reduction and credit quality improvement strategies, unable to comply with regulatory agreements and the risk that market conditions deteriorate. You should not place undue reliance on forward-looking statements and we undertake no obligation to update any such statements. We make forward-looking statements in this press release about branch consolidations and the expected savings related thereto, future profitability of the Company, net interest margin, regulatory compliance, loan demand, interest rate changes, loan upgrades, loan migration, the prospects for earnings growth, deposit and loan growth, capital levels, the effective management of our credit quality, the collectability of identified non-performing loans, real estate market conditions and the adequacy of our Allowance for Loan Losses.

PREMIERWEST BANCORP
FINANCIAL HIGHLIGHTS
(All amounts in 000's, except per share data)
(unaudited)

STATEMENT OF OPERATIONS
AND LOSS PER COMMON SHARE DATA
	December 31,	December 31,			September 30,
For the Three Months Ended	2011	2010	Change	% Change	2011	Change	% Change

Interest and dividend income	$13,710	$15,924	$(2,214)	-13.9%	$15,036	$(1,326)	-8.8%
Interest expense	1,969	3,259	(1,290)	-39.6%	2,187	(218)	-10.0%
Net interest income	11,741	12,665	(924)	-7.3%	12,849	(1,108)	-8.6%
Loan loss provision	3,000	-	3,000	nm	5,050	(2,050)	-40.6%
Non-interest income	2,377	3,395	(1,018)	-30.0%	2,667	(290)	-10.9%
Non-interest expense	14,476	15,966	(1,490)	-9.3%	13,298	1,178	8.9%
Loss before provision for income taxes	(3,358)	94	(3,452)	-3672.3%	(2,832)	(526)	-18.6%
Provision for income taxes	26	134	(108)	-80.6%	23	3	13.0%
Net loss	$(3,384)	$(40)	$(3,344)	-8360.0%	$(2,855)	$(529)	-18.5%
Less preferred stock dividends and discount accretion	682	666	16	2.4%	614	68	11.1%
Net loss applicable to common shareholders	$(4,066)	$(706)	$(3,360)	-475.9%	$(3,469)	$(597)	-17.2%

Basic loss per common share (1)	$(0.41)	$(0.07)	$(0.34)	-485.7%	$(0.35)	$(0.06)	-17.1%
Diluted loss per common share (1)	$(0.41)	$(0.07)	$(0.34)	-485.7%	$(0.35)	$(0.06)	-17.1%

Average common shares outstanding--basic (1)	10,035,241	10,034,830	411	0.0%	10,035,241	-	0.0%
Average common shares outstanding--diluted (1)	10,035,241	10,034,830	411	0.0%	10,035,241	-	0.0%

	December 31,	December 31,
For the Twelve Months Ended	2011	2010	Change	% Change

Interest and dividend income	$59,475	$69,041	$(9,566)	-13.9%
Interest expense	9,558	13,074	(3,516)	-26.9%
Net interest income	49,917	55,967	(6,050)	-10.8%
Loan loss provision	14,350	10,050	4,300	42.8%
Non-interest income	10,838	11,238	(400)	-3.6%
Non-interest expense	61,386	61,980	(594)	-1.0%
Loss before provision for income taxes	(14,981)	(4,825)	(10,156)	-210.5%
Provision for income taxes	70	134	(64)	-47.8%
Net loss	$(15,051)	$(4,959)	$(10,092)	-203.5%
Less preferred stock dividends and discount accretion	2,565	2,533	32	1.3%
Net loss applicable to common shareholders	$(17,616)	$(7,492)	$(10,124)	-135.1%

Basic loss per common share (1)	$(1.76)	$(0.90)	$(0.86)	-95.6%
Diluted loss per common share (1)	$(1.76)	$(0.90)	$(0.86)	-95.6%

Average common shares outstanding--basic (1)	10,035,240	8,318,042	1,717,198	20.6%
Average common shares outstanding--diluted (1)	10,035,240	8,318,042	1,717,198	20.6%

(1)	As of December 31, 2011, December 31, 2010, and September 30, 2011, 109,039 common shares related to the potential exercise of the warrant issued to the U.S. Treasury, pursuant to the Troubled Asset Relief Program (TARP) Capital Purchase Program were not included in the computation of diluted earnings per share as their inclusion would have been anti-dilutive.

nm = not meaningful

PREMIERWEST BANCORP FINANCIAL HIGHLIGHTS
SELECTED FINANCIAL RATIOS
(annualized) (unaudited)

For the Three Months ended	December 31, 2011	December 31, 2010	Change	September 30, 2011	Change

Yield on average gross loans (1)	5.90%	5.68%	0.22	6.06%	(0.16)
Yield on average investments (1)	1.64%	1.82%	(0.18)	1.99%	(0.35)
Total yield on average earning assets (1)	4.61%	4.75%	(0.14)	4.93%	(0.32)
Cost of average interest bearing deposits	0.85%	1.20%	(0.35)	0.90%	(0.05)
Cost of average borrowings	1.72%	1.86%	(0.14)	1.71%	0.01
Cost of average total deposits and borrowings	0.66%	0.99%	(0.33)	0.72%	(0.06)
Cost of average interest bearing liabilities	0.88%	1.22%	(0.34)	0.93%	(0.05)
Net interest spread	3.73%	3.53%	0.20	4.00%	(0.27)
Net interest margin (1)	3.95%	3.78%	0.17	4.21%	(0.26)

Net charge-offs to average gross loans	3.50%	2.56%	0.94	2.95%	0.55
Allowance for loan losses to gross loans	2.84%	3.64%	(0.80)	3.16%	(0.32)
Allowance for loan losses to non-performing loans	29.75%	27.45%	2.30	34.49%	(4.74)
Loans 30-89 days past due and still accruing as a percent of gross loans	0.40%	0.49%	(0.09)	0.16%	0.24
Non-performing loans to gross loans	9.56%	13.25%	(3.69)	9.16%	0.40
Non-performing assets to total assets	7.83%	11.45%	(3.62)	8.17%	(0.34)

Return on average common equity	-34.12%	-4.67%	(29.45)	-26.94%	(7.18)
Return on average assets	-1.25%	-0.20%	(1.05)	-1.04%	(0.21)

Efficiency ratio (2)	102.54%	99.41%	3.13	85.71%	16.83

For the Twelve Months ended	December 31, 2011	December 31, 2010	Change

Yield on average gross loans (1)	5.98%	5.90%	0.08
Yield on average investments (1)	1.84%	1.84%	0.00
Total yield on average earning assets (1)	4.82%	5.02%	(0.20)
Cost of average interest bearing deposits	0.97%	1.11%	(0.14)
Cost of average borrowings	1.81%	3.56%	(1.75)
Cost of average total deposits and borrowings	0.78%	0.96%	(0.18)
Cost of average interest bearing liabilities	1.00%	1.18%	(0.18)
Net interest spread	3.82%	3.84%	(0.02)
Net interest margin (1)	4.05%	4.08%	(0.03)

Net charge-offs to average gross loans	3.06%	1.88%	1.18
Allowance for loan losses to gross loans	2.84%	3.64%	(0.80)
Allowance for loan losses to non-performing loans	29.75%	27.45%	2.30
Non-performing loans to gross loans	9.56%	13.25%	(3.69)
Non-performing assets to total assets	7.83%	11.45%	(3.62)

Return on average common equity	-34.33%	-13.69%	(20.64)
Return on average assets	-1.31%	-0.51%	(0.80)

Efficiency ratio (2)	101.04%	92.23%	8.81

(1) Tax-exempt income has been adjusted to a tax equivalent basis at a 40% rate.

(2) Non-interest expense divided by net interest income plus non-interest income.

PREMIERWEST BANCORP FINANCIAL HIGHLIGHTS
(unaudited)
Reconciliation of Non-GAAP Measure:
Tax Equivalent Net Loss Applicable to Common Shareholders
(Dollars in 000's)
For the Three Months ended	December 31, 2011	December 31, 2010

Net interest income	$11,741	$12,665
Tax equivalent adjustment for municipal loan interest	43	45
Tax equivalent adjustment for municipal bond interest	7	31
Tax equivalent net interest income	11,791	12,741
Provision for loan losses	3,000	-
Non-interest income	2,377	3,395
Non-interest expense	14,476	15,966
Provision for income taxes	26	134
Tax equivalent net loss	(3,334)	36
Preferred stock dividends and discount accretion	682	666
Tax equivalent net income (loss) applicable to common shareholders	$(4,016)	$(630)

For the Twelve Months ended	December 31, 2011	December 31, 2010

Net interest income	$49,917	$55,967
Tax equivalent adjustment for municipal loan interest	178	187
Tax equivalent adjustment for municipal bond interest	57	131
Tax equivalent net interest income	50,152	56,285
Provision for loan losses	14,350	10,050
Non-interest income	10,838	11,238
Non-interest expense	61,386	61,980
Provision for income taxes	70	134
Tax equivalent net loss	(14,816)	(4,641)
Preferred stock dividends and discount accretion	2,565	2,533
Tax equivalent net loss applicable to common shareholders	$(17,381)	$(7,174)

Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited.

Management believes that presentation of this non-GAAP financial measure provides useful information frequently used by shareholders in the evaluation of a company.

Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for analyses of results as reported under GAAP.

PREMIERWEST BANCORP FINANCIAL HIGHLIGHTS
(All amounts in 000's, except per share data)
(unaudited)

BALANCE SHEET

	December 31,	December 31,			September 30,
	2011	2010	Change	% Change	2011	Change	% Change
Cash and cash equivalents	$71,349	$138,974	$(67,625)	-48.7%	$66,061	$5,288	8.0%
Interest-bearing certificates of deposit	1,500	1,500	-	0.0%	1,500	-	0.0%
Investment securities	319,415	218,290	101,125	46.3%	303,927	15,488	5.1%
Gross loans, net of deferred fees	797,416	976,795	(179,379)	-18.4%	851,838	(54,422)	-6.4%
Allowance for loan losses	(22,683)	(35,582)	12,899	-36.3%	(26,975)	4,292	-15.9%
Net loans	774,733	941,213	(166,480)	-17.7%	824,863	(50,130)	-6.1%
Other assets	99,050	111,243	(12,193)	-11.0%	104,760	(5,710)	-5.5%
Total assets	$1,266,047	$1,411,220	$(145,173)	-10.3%	$1,301,111	$(35,064)	-2.7%

Total deposits	1,127,749	1,266,249	(138,500)	-10.9%	1,161,032	(33,283)	-2.9%
Borrowings	35,169	30,950	4,219	13.6%	33,801	1,368	4.0%
Other liabilities	18,764	17,013	1,751	10.3%	17,938	826	4.6%
Stockholders' equity	84,365	97,008	(12,643)	-13.0%	88,340	(3,975)	-4.5%
Total liabilities and stockholders' equity	$1,266,047	$1,411,220	$(145,173)	-10.3%	$1,301,111	$(35,064)	-2.7%

Period end common shares outstanding	10,035,241	10,034,830	411	0.0%	10,035,241	-	0.0%
Book value per common share (1)	$4.38	$5.69	$(1.31)	-23.0%	$4.79	$(0.41)	-8.6%
Tangible book value per common share (2)	$4.18	$5.44	$(1.26)	-23.2%	$4.58	$(0.40)	-8.7%

Adversely classified loans
Rated substandard or worse	$84,077	$135,826	$(51,749)	-38.1%	$114,223	$(30,146)	-26.4%
Impaired	75,857	129,616	(53,759)	-41.5%	78,210	(2,353)	-3.0%
Total adversely classified loans (3)	$159,934	$265,442	$(105,508)	-39.7%	$192,433	$(32,499)	-16.9%

Loans 30-89 days past due and still accruing	$2,916	$4,199	$(1,283)	-30.6%	$1,208	$1,708	141.4%

Non-performing assets:
Loans on nonaccrual status	$76,097	$129,493	$(53,396)	-41.2%	$78,109	$(2,012)	-2.6%
90-days past due and accruing	144	123	21	17.1%	101	43	42.6%
Total non-performing loans	76,241	129,616	(53,375)	-41.2%	78,210	(1,969)	-2.5%
Other real estate owned and foreclosed assets	22,829	32,009	(9,180)	-28.7%	28,127	(5,298)	-18.8%
Total non-performing assets	$99,070	$161,625	$(62,555)	-38.7%	$106,337	$(7,267)	-6.8%

Troubled debt restructurings:
On accrual status	$4,069	$224	$3,845	1716.5%	$2,620	1,449	55.3%
On nonaccrual status	47,599	45,010	2,589	5.8%	47,689	(90)	-0.2%
Total troubled-debt restructurings	$51,668	$45,234	$6,434	14.2%	$50,309	$1,359	2.7%

(1) Book value is calculated as the total common equity (less preferred stock and the discount on preferred stock) divided by the period ending number of common shares outstanding.

(2) Tangible book value is calculated as the total common equity (less preferred stock and the discount on preferred stock) less core deposit intangibles divided by the period ending number of common shares outstanding.

(3) Includes non-performing loans shown in total below

nm = not meaningful

QUARTERLY ACTIVITY

	December 31,	December 31,			September 30,
	2011	2010	Change	% Change	2011	Change	% Change
Allowance for loan losses:
Balance beginning of period	$26,975	$42,120	$(15,145)	-36.0%	$28,433	$(1,458)	-5.1%
Provision for loan losses	3,000	-	3,000	nm	5,050	(2,050)	-40.6%
Net (charge-offs) recoveries	(7,292)	(6,538)	754	-11.5%	(6,508)	784	-12.0%
Balance end of period	$22,683	$35,582	$(12,899)	-36.3%	$26,975	$(4,292)	-15.9%

Nonperforming loans:
Balance beginning of period	$78,210	$129,703	$(51,493)	-39.7%	$92,505	$(14,295)	-15.5%
Transfers from performing loans	12,466	25,444	(12,978)	-51.0%	2,391	(10,075)	421.4%
Loans returned to performing status	(478)	-	(478)	nm	(3,068)	(2,590)	84.4%
Transfers to OREO	(2,740)	(8,251)	5,511	66.8%	(4,731)	(1,991)	42.1%
Principal reduction from payment	(3,235)	(9,417)	6,182	65.6%	(1,980)	1,255	-63.4%
Principal reduction from charge-off	(7,982)	(7,863)	(119)	-1.5%	(6,907)	1,075	-15.6%
Total nonperforming loans	$76,241	$129,616	$(53,375)	-41.2%	$78,210	$(1,969)	-2.5%

Other real estate owned (OREO) and foreclosed
assets, beginning of period	$28,127	$29,902	$(1,775)	-5.9%	$27,579	$548	2.0%
Transfers from outstanding loans	2,740	8,251	(5,511)	-66.8%	4,731	(1,991)	-42.1%
Improvements and other additions	-	46	(46)	-100.0%	-	-	nm
Sales, net of gains	(6,441)	(4,667)	1,774	38.0%	(3,310)	3,131	94.6%
Impairment charges	(1,597)	(1,523)	74	-4.9%	(873)	724	-82.9%
Total OREO and foreclosed assets, end of period	$22,829	$32,009	$(9,180)	-28.7%	$28,127	$(5,298)	-18.8%

QUARTERLY AVERAGES

	December 31,	December 31,			September 30,
	2011	2010	Change	% Change	2011	Change	% Change

Average fed funds sold and investments	$358,055	$321,558	$36,497	11.4%	$338,133	$19,922	5.9%
Average gross loans	$825,724	$1,013,339	$(187,615)	-18.5%	$875,930	$(50,206)	-5.7%
Average mortgages held for sale	$1,004	$623	$381	61.2%	$440	$564	128.2%
Average interest earning assets	$1,184,783	$1,335,520	$(150,737)	-11.3%	$1,214,503	$(29,720)	-2.4%
Average total assets	$1,293,231	$1,429,602	$(136,371)	-9.5%	$1,317,351	$(24,120)	-1.8%
Average non-interest-bearing deposits	$301,485	$252,028	$49,457	19.6%	$273,599	$27,886	10.2%
Average interest-bearing deposits	$850,020	$1,029,168	$(179,148)	-17.4%	$898,787	$(48,767)	-5.4%
Average total deposits	$1,151,505	$1,281,196	$(129,691)	-10.1%	$1,172,386	$(20,881)	-1.8%
Average total borrowings	$35,240	$30,950	$4,290	13.9%	$35,269	$(29)	-0.1%
Average stockholders' equity	$87,576	$99,911	$(12,335)	-12.3%	$91,277	$(3,701)	-4.1%
Average common equity	$47,279	$60,007	$(12,728)	-21.2%	$51,085	$(3,806)	-7.5%

PREMIERWEST BANCORP FINANCIAL HIGHLIGHTS
(All amounts in 000's, except per share data)
(unaudited)

YEAR-TO-DATE ACTIVITY

	December 31,	December 31,
	2011	2010	Change	% Change
Allowance for loan losses:
Balance beginning of period	$35,582	$45,903	$(10,321)	-22.5%
Provision for loan losses	14,350	10,050	4,300	42.8%
Net (charge-offs) recoveries	(27,249)	(20,371)	6,878	-33.8%
Balance end of period	$22,683	$35,582	$(12,899)	-36.3%

Nonperforming loans:
Balance beginning of period	$129,616	$103,917	$25,699	24.7%
Transfers from performing loans	22,340	99,058	(76,718)	-77.4%
Loans returned to performing status	(4,906)	(8,369)	3,463	41.4%
Transfers to OREO	(15,842)	(30,619)	14,777	48.3%
Principal reduction from payment	(20,911)	(7,798)	(13,113)	-168.2%
Principal reduction from charge-off	(34,056)	(26,573)	(7,483)	-28.2%
Total nonperforming loans	$76,241	$129,616	$(53,375)	-41.2%

Other real estate owned (OREO) and foreclosed
assets, beginning of period	$32,009	$24,748	$7,261	29.3%
Transfers from outstanding loans	15,842	30,619	(14,777)	-48.3%
Improvements and other additions	10	465	(455)	-97.8%
Sales, net of gains	(15,753)	(18,476)	(2,723)	-14.7%
Impairment charges	(9,279)	(5,347)	3,932	-73.5%
Total OREO and foreclosed assets, end of period	$22,829	$32,009	$(9,180)	-28.7%

YEAR-TO-DATE AVERAGES

	December 31,	December 31,
	2011	2010	Change	% Change

Average fed funds sold and investments	$347,299	$296,840	$50,459	17.0%
Average gross loans	$891,846	$1,083,574	$(191,728)	-17.7%
Average mortgages held for sale	$692	$615	$77	12.5%
Average interest earning assets	$1,239,837	$1,381,029	$(141,192)	-10.2%
Average total assets	$1,341,192	$1,470,807	$(129,615)	-8.8%
Average non-interest-bearing deposits	$272,300	$251,670	$20,630	8.2%
Average interest-bearing deposits	$924,518	$1,077,883	$(153,365)	-14.2%
Average total deposits	$1,196,818	$1,329,554	$(132,736)	-10.0%
Average total borrowings	$34,690	$30,953	$3,737	12.1%
Average stockholders' equity	$91,464	$94,486	$(3,022)	-3.2%
Average common equity	$51,317	$54,725	$(3,408)	-6.2%

PREMIERWEST BANCORP FINANCIAL HIGHLIGHTS
(unaudited)
Loans by category
		% of			$
(Dollars in 000's)	December 31, 2011	Gross Loans	September 30, 2011		Change	June 30, 2011	March 31, 2011	December 31, 2010

Construction, Land Dev & Other Land	$38,903	5%	$46,730		$(7,827)	$52,153	$55,533	$62,666
Commercial & Industrial	93,607	12%	98,017		(4,410)	98,086	109,836	119,077
Commercial Real Estate Loans	522,500	66%	559,251		(36,751)	585,340	606,616	626,387
Secured Multifamily Residential	21,792	3%	21,886		(94)	22,791	23,156	24,227
Other Commercial Loans Secured by RE	47,912	6%	49,522		(1,610)	50,641	55,518	59,284
Loans to Individuals, Family & Personal Expense	9,784	1%	11,271		(1,487)	12,203	12,240	12,472
Consumer/Finance	35,522	4%	35,222		300	35,561	36,244	36,859
Other Loans	27,594	3%	31,361		(3,767)	25,525	23,359	37,255
Overdrafts	264	0%	297		(33)	353	309	319
Gross loans	797,878		853,557		(55,679)	882,653	922,811	978,546
Less: allowance for loan losses	(22,683)	-3%	(26,975)		4,292	(28,433)	(33,366)	(35,582)
Less: deferred fees and restructured loan concessions	(462)	0%	(1,719)		1,257	(1,800)	(1,793)	(1,751)

Loans, net	$774,733		$824,863	$	$(50,130)	$852,420	$887,652	$941,213

Nonperforming loans by category
		% of Loan			$
(Dollars in 000's)	December 31, 2011	Category	September 30, 2011		Change	June 30, 2011	March 31, 2011	December 31, 2010

Construction, Land Dev & Other Land	$15,584	20%	$13,670		$1,914	$20,015	$24,207	$32,584
Commercial & Industrial	2,181	3%	1,580		601	1,107	2,026	2,709
Commercial Real Estate Loans	51,051	67%	55,629		(4,578)	64,256	72,287	80,604
Secured Multifamily Residential	-	0%	144		(144)	144	-	307
Other Commercial Loans Secured by RE	3,536	5%	3,634		(98)	4,337	8,673	10,725
Loans to Individuals, Family & Personal Expense	633	1%	966		(333)	20	23	26
Consumer/Finance	81	0%	86		(5)	139	91	123
Other Loans	3,175	4%	2,501		674	2,487	2,537	2,538
Total non-performing loans	$76,241		$78,210		$(1,969)	$92,505	$109,844	$129,616

PREMIERWEST BANCORP FINANCIAL HIGHLIGHTS
(unaudited)

(Dollars in 000's)

For The Three Months Ended
Non-interest income	December 31, 2011	December 31, 2010	$ Change	% Change	September 30, 2011	$ Change	% Change

Service charges on deposit accounts	$898	$988	$(90)	-9.1%	$946	$(48)	-5.1%
Other commissions and fees	684	645	39	6.0%	724	(40)	-5.5%
Net gain on sale of securities, available for sale	116	351	(235)	-67.0%	227	(111)	-48.9%
Investment brokerage and annuity fees	360	506	(146)	-28.9%	468	(108)	-23.1%
Mortgage banking fees	143	94	49	52.1%	61	82	134.4%
Other non-interest income:
Other income	13	551	(538)	-97.6%	85	(72)	-84.7%
Increase in value of BOLI	125	135	(10)	-7.4%	126	(1)	-0.8%
Other non-interest income	38	125	(87)	-69.6%	30	8	26.7%
Total non-interest income	$2,377	$3,395	$(1,018)	-30.0%	$2,667	$(290)	-10.9%

For The Twelve Months Ended
Non-interest income	December 31, 2011	December 31, 2010	$ Change	% Change

Service charges on deposit accounts	$3,720	$4,175	$(455)	-10.9%
Other commissions and fees	2,724	2,802	(78)	-2.8%
Net gain on sale of securities, available for sale	1,115	732	383	52.3%
Investment brokerage and annuity fees	1,754	1,554	200	12.9%
Mortgage banking fees	413	385	28	7.3%
Other non-interest income:
Other income	429	574	(145)	-25.3%
Increase in value of BOLI	508	542	(34)	-6.3%
Other non-interest income	175	474	(299)	-63.1%
Total non-interest income	$10,838	$11,238	$(400)	-3.6%

PREMIERWEST BANCORP FINANCIAL HIGHLIGHTS
(unaudited)

(Dollars in 000's)

For The Three Months Ended
Non-interest expense	December 31, 2011	December 31, 2010	$ Change	% Change	September 30, 2011	$ Change	% Change

Salaries and employee benefits	$6,302	$6,880	$(578)	-8.4%	$6,395	$(93)	-1.5%
Net cost of OREO and foreclosed assets	1,380	2,551	(1,171)	-45.9%	644	736	114.3%
Net occupancy and equipment	1,690	1,921	(231)	-12.0%	2,140	(450)	-21.0%
FDIC and state assessments	727	1,141	(414)	-36.3%	800	(73)	-9.1%
Professional fees	807	777	30	3.9%	613	194	31.6%
Communications	509	470	39	8.3%	488	21	4.3%
Advertising	135	233	(98)	-42.1%	241	(106)	-44.0%
Third-party loan costs	343	273	70	25.6%	196	147	75.0%
Professional liability insurance	540	193	347	179.8%	202	338	167.3%
Problem loan expense	200	114	86	75.4%	263	(63)	-24.0%
Other non-interest expense:
Director fees	105	101	4	4.0%	98	7	7.1%
Internet costs	237	112	125	111.6%	161	76	47.2%
ATM debit card costs	190	158	32	20.3%	196	(6)	-3.1%
Business development	85	100	(15)	-15.0%	81	4	4.9%
Amortization	116	240	(124)	-51.7%	116	-	0.0%
Supplies	149	138	11	8.0%	154	(5)	-3.2%
Other non-interest expense	961	564	397	70.4%	510	451	88.4%
Total non-interest expense	$14,476	$15,966	$(1,490)	-9.3%	$13,298	$1,178	8.9%

For The Twelve Months Ended
Non-interest expense	December 31, 2011	December 31, 2010	$ Change	% Change

Salaries and employee benefits	$26,836	$28,420	$(1,584)	-5.6%
Net cost of OREO and foreclosed assets	8,554	6,851	1,703	24.9%
Net occupancy and equipment	7,953	7,794	159	2.0%
FDIC and state assessments	3,448	4,670	(1,222)	-26.2%
Professional fees	3,053	2,839	214	7.5%
Communications	1,953	1,973	(20)	-1.0%
Advertising	828	801	27	3.4%
Third-party loan costs	1,266	1,366	(100)	-7.3%
Professional liability insurance	813	721	92	12.8%
Problem loan expense	652	380	272	71.6%
Other non-interest expense:
Director fees	405	402	3	0.7%
Internet costs	624	396	228	57.6%
ATM debit card costs	692	595	97	16.3%
Business development	340	421	(81)	-19.2%
Amortization	499	958	(459)	-47.9%
Supplies	569	608	(39)	-6.4%
Other non-interest expense	2,901	2,785	116	4.2%
Total non-interest expense	$61,386	$61,980	$(594)	-1.0%